Exhibit 99.8

Ed Whitacre

Good morning and thank you for joining us. We have some exciting news to share today.

For some time, our dealers and customers have said that not having an in-house finance arm hurt our ability to finance certain loans and leases, which in turn hurt our sales.

As a result, we were not as competitive as we could be…and it hurt our ability to meet rising customer demand for GM cars and trucks.

Now, we are going to fix that, and in so doing, we will bring more competition to the market, more choice for customers and more growth for GM.

I am very pleased to announce that General Motors and AmeriCredit have entered into a definitive agreement for GM to acquire AmeriCredit in an all-cash transaction valued at approximately $3.5 billion.

This acquisition supports our efforts to design, build and sell the world’s best vehicles by expanding the financing options we can offer to consumers.

I believe this is good for customers, dealers, GM and AmeriCredit.

In the meantime, we look forward to continuing our strong relationship with Ally Financial, which also provides financing for GM products.

This transaction is another example of the new GM at work. We realized that we had a gap that needed to be addressed. We considered several options to address it. And when this opportunity arose, we acted swiftly and decisively.

That’s what customers, dealers and employees of the new GM should expect.

GM Confidential

We expect the transaction to close by the end of the fourth quarter and we are looking forward to bringing the AmeriCredit team on board.

With that — let me welcome — Dan Berce, President and CEO of AmeriCredit.

GM Confidential